Exhibit 5.1

[LETTERHEAD OF SQUIRE SANDERS (US) LLP]

March 22, 2012

BB&T Corporation
200 West Second Street
Winston-Salem, North Carolina 27101

Re:	$750,000,000 2.15% Medium-Term Notes, Series C (Senior), due March 22, 2017 (the “Senior Notes”) and $300,000.000 3.95% Medium-Term Notes, Series D Subordinated), due March 22, 2022 (the “Subordinated Notes”; and together with the Senior Notes, the “Notes”)

Ladies and Gentlemen:

     We have acted as counsel to BB&T Corporation, a North Carolina corporation (the “Corporation”), in connection with a Registration Statement on Form S-3 (File No. 333-175538) (the “Registration Statement”) filed on July 13, 2011 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the issuance and sale of the above-referenced Notes pursuant to a Syndicated Underwriting Agreement dated March 15, 2012 (the “Syndicated Underwriting Agreement”), among the Corporation, on the one hand, and Barclays Capital Inc., BB&T Capital Markets, a division of Scott & Stringfellow, LLC, Deutsche Bank Securities Inc., and Goldman, Sachs & Co., on the other hand, which Syndicated Underwriting Agreement is delivered pursuant to the Distribution Agreement dated August 12, 2011 (the “Distribution Agreement”), among the Corporation and the agents listed on Schedule A thereto. The Senior Notes are being issued under that certain Indenture dated as of May 24, 1996, as amended by a First Supplemental Indenture dated as of May 4, 2009 (as so amended, the “Senior Indenture”), between the Corporation and U.S. Bank National Association, a national banking association (as successor to the corporate trust business of State Street Bank and Trust Company), as Trustee, copies of which are incorporated by reference to Exhibit 4(c) of the Corporation’s Registration Statement on Form S-3 (File No. 333-02899), filed with the Commission on April 26, 1996, and Exhibit 4.2 of the Corporation’s Current Report on Form 8-K, filed with the Commission on May 4, 2009, respectively. The Subordinated Notes are being issued under that certain Indenture dated as of May 24, 1996, as amended by a First Supplement Indenture dated as of December 23, 2003, a Second Supplemental Indenture dated as of September 24, 2004, and a Third Supplemental Indenture dated as of May 4, 2009 (as so amended, the “Subordinated Indenture”; and together with the Senior Indenture, the “Indentures”), between the Corporation and U.S. Bank National Association, a national banking association (as successor to the corporate trust business of State Street Bank and Trust Company), as Trustee, copies of which are incorporated by reference to Exhibit 4(d) of the Corporation’s Registration Statement on Form S-3 (File No.

BB&T Corporation
March 22, 2012

333-02899), filed with the Commission on April 26, 1996, Exhibit 4.5 of the Corporation’s Annual Report on Form 10-K, filed with the Commission on February 27, 2009, Exhibit 4.7 of the Corporation’s Annual Report on Form 10-K, filed with the Commission on February 26, 2010, and Exhibit 4.6 of the Corporation’s Current Report on Form 8-K, filed with the Commission on May 4, 2009, respectively.

     We have examined the Registration Statement, the Syndicated Underwriting Agreement, the Distribution Agreement, the Indentures and duplicates of the global notes representing the Notes. We are familiar with the corporate proceedings of the Corporation to date with respect to the issuance and sale of the Notes, and we have examined such corporate records of the Corporation and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In rendering this opinion, we have assumed, without any independent investigation, that (i) all documents that have been submitted to us as originals are authentic, and that all documents that have been submitted to us as copies conform to authentic, original documents; and (ii) all persons executing agreements, instruments or documents examined or relied upon by us had the capacity to sign such agreements, instruments or documents, and all such signatures are genuine.

     We have assumed that each of the documents have been duly authorized, executed and delivered by each of the parties thereto other than the Corporation and constitute valid and legally binding obligations of such parties enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other laws relating to or affecting creditors’ rights generally and general principles of equity, constitutional rights and public policy, regardless of whether enforceability is considered in a proceeding at law or in equity.

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Notes have been duly and validly authorized by the Corporation and constitute valid and legally binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms.

     The opinion set forth above regarding the enforceability of the Notes is subject to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

    This opinion is given on the basis of the law and the facts existing as of the date hereof.  We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

BB&T Corporation
March 22, 2012

     We are licensed to practice law in the State of New York and, accordingly, the foregoing opinions are limited solely to the laws of the State of New York and applicable federal laws of the United States of America. We express no opinion as to matters governed by any laws other than laws of the State of New York and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Corporation filed with the Commission on March 22, 2012, and thereby incorporated by reference into the Registration Statement, and to the reference to our firm contained therein.

Very truly yours,

/s/ Squire Sanders (US) LLP